Exhibit 99.1

PRESS RELEASE For Immediate Release	Contact: Richard P. Smith President & CEO (530) 898-0300 November 30, 2016

TriCo Bancshares Appoints John S. Fleshood Executive Vice President and Chief Operating Officer

Chico, California – TriCo Bancshares (TCBK) (“TriCo”), the holding company for Tri Counties Bank, is pleased to announce that John S. Fleshood has been hired as the new Executive Vice President and Chief Operating Officer for TriCo and Tri Counties Bank effective December 1, 2016.

Mr. Fleshood will replace Carol Ward, TriCo’s current Chief Operating Officer, who previously announced her retirement earlier this year. Mrs. Ward’s retirement was disclosed by TriCo in a Form 8-K dated August 12, 2016.

Most recently, Mr. Fleshood has served as the Chief Risk Officer at Wintrust Financial Corporation, a $25 billion banking institution headquartered in Chicago, Illinois. During his 11 years at Wintrust, in addition to his Risk Management assignment, he held several other senior level positions including Market Head for Mortgage Banking and Market Head for Community Banking. Prior to Wintrust, he spent 13 years at Fifth Third Bancorp headquartered in Cincinnati, Ohio. At Fifth Third, Mr. Fleshood held several executive level positions including serving as the CFO for Fifth Third’s largest banking affiliate, and Treasury Manager for the multibank holding company. He began his banking career with an 8 year period at Indiana National Bank. Mr. Fleshood received a Bachelor of Science degree from Indiana University with a concentration in Business Administration and Finance, and his MBA from Butler University.

TriCo President and CEO Richard Smith stated, “We are very fortunate to have a leader of John’s background join our Executive Team. We believe John’s breadth of experience in banking and with larger institutions will be an important dynamic for our growing banking company. His perspective will be a significant contribution to our growth efforts, both organically and through strategic acquisitions.”

Forward-looking Information

This press release contains certain forward-looking statements regarding the beliefs or current expectations of TriCo or its officers with respect to various matters. These forward-looking statements are based on information currently available to TriCo and TriCo assumes no obligation to update these statements. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. TriCo’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Item 1A. Risk Factors” in TriCo’s Annual Report on Form 10-K for the year ended December 31, 2015 along with other reports that TriCo has filed with the Securities and Exchange Commission.

About Tri Counties Bank

Established in 1975,Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ:TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California.

The Bank provides an extensive and competitive breadth of consumer, small business and commercial banking services easily accessed through its California communities branch network, advanced online and mobile banking, a nationwide network of over 25,000 ATMs, and bankers available by phone 7 days per week. Visit www.TriCountiesBank.com to learn more.

Additional Contacts

TriCo Bancshares

Leah Christie, 530-898-0300 x88701

Senior Executive Administrative Assistant to the CEO

Leah.Christie@tcbk.com